                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CST ENTERTAINMENT

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                             CST ENTERTAINMENT, INC.
                       5901 Green Valley Circle, Suite 400
                         Culver City, California  90230


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      (For Fiscal Year Ended June 30, 1995)
                                JANUARY 29, 1996

TO THE SHAREHOLDERS OF CST ENTERTAINMENT, INC.:

     The Annual Meeting of the Shareholders of CST Entertainment, Inc. will be held on Monday, January 29, 1996, at 10:00 a.m., local time, at the Company's offices located at 5901 Green Valley Circle, Suite #400, Culver City, California, 90230 for the following purposes:

          (1) The Election of five (5) Directors to serve until the next annual meeting and thereafter until their successors are elected and qualified.

          (2) The approval of the appointment by the Board of Directors of BDO Seidman as independent accountants for the fiscal year ending June 30, 1996.

          (3) To consider and act upon a proposal to amend the 1990 Stock Option Plan.


          (4) The consideration of and action upon any other matters which may properly come before the meeting or any adjournment(s) thereof.


     The attached Amended and Restated Proxy Statement amends, restates and supercedes the Proxy Statement filed with the Securities and Exchange Commission (the "SEC") on October 30, 1995, but not distributed to the shareholders.


     Tours of the facility will begin at 8:30 am for all shareholders of record at the close of business on December 1, 1995.

     We sincerely hope you will be able to attend this year's Shareholders Meeting. It is important that your shares be represented at the meeting whether or not you plan to attend. If you do not plan on attending the meeting, please sign the enclosed proxy card and promptly return it in the envelope provided. If you later decide to attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

     Only shareholders of record at the close of business on December 1, 1995, will be entitled to vote at the meeting.




                              By Order of the Board of Directors



                              /s/ Stephen S. Strick

                              STEPHEN S. STRICK
                              Secretary

                             CST ENTERTAINMENT, INC.
                      5901 Green Valley Circle,  Suite 400
                          Culver City, California 90230
                             _______________________

                      AMENDED AND RESTATED PROXY STATEMENT

                             _______________________


                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 29, 1996


     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of CST Entertainment, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Monday, January 29, 1996, at 10:00 a.m., local time, at the Company's office located at 5901 Green Valley Circle, Suite 400, Culver City, California 90230. Shareholders of record at the close of business on December 1, 1995 will be entitled to vote at the meeting.

                                     PROXIES

                         PROXIES ARE BEING SOLICITED BY
                      THE BOARD OF DIRECTORS OF THE COMPANY

     If the accompanying proxy is executed and returned, the shares represented by the proxy will be voted as specified therein, but the shareholder may revoke it at any time before the meeting by mailing to the Secretary of the Company a signed notice of revocation or a duly executed proxy bearing a later date. A shareholder may, if he or she desires, attend the meeting in person, withdraw his or her proxy and vote in person. This Proxy Statement is being mailed to shareholders on or about December 26, 1995.

                                VOTING SECURITIES

     The Company at December 1, 1995 had issued and outstanding 27,118,340 shares of common stock, $0.15 par value per share (the "Common Stock"). All holders of Common Stock are entitled to one vote per each share of stock held by them on any matter voted on at any meeting of the shareholders.

                  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Identification of Executive Officers and Directors. The executive officers and directors of the Company are as follows:

     Name                             Age          Position with the Company
     ----                             ---          -------------------------

     Gerald Shefsky                   62           Chairman of the board (1)(2)

     Jonathan D. (Jody) Shapiro       40           President, Chief Executive
                                                   Officer and Director

     Abbey Butler                     58           Director (1)

     Sumner Long                      72           Director (1)(2)


     Michael J. Solomon               57           Director (2)

     Stanton Rutledge                 40           Executive Vice President and
                                                   Chief Operating Officer

     Stephen S. Strick                46           Senior Vice President,
                                                   Corporate and Business
                                                   Affairs and Secretary

     William R. Kowalchuk             51           Vice President and
                                                   President, CST
                                                   Computoons, Inc.(3)

     Jack Norton                      36           Vice President of Engineering
                                                   and Development

     Larry H. Wong                    37           Vice President, Controller
                                                   and Acting Chief Financial
                                                   Officer(3)

     Rob Word                         48           Vice President and
                                                   President, CST
                                                   Featurizations, Inc.

     (1)  Member of the Company's Audit Committee.

     (2)  Member of the Company's Stock Option/Remuneration Committee.

     (3)  Resigned from all positions during fiscal year ended 1995.

     Directors are elected by the stockholders at each annual meeting or (in the case of a vacancy) appointed by the directors until their successors are elected and qualified.

     Officers serve at the discretion of the Board of Directors.

     GERALD SHEFSKY has been Chairman of the Board of the Company since December 1986. Mr. Shefsky was Vice Chairman of the Board from June 1983 to December 1986, Chairman of the Board of the Company from November 1981 to June 1983 and Treasurer of the Company from June 1983 until May 1985. He was Chief Executive Officer of the Company from December 1991 until December, 1994.
Mr. Shefsky is also a Director of FoxMeyer Canada (formerly Evans Health
Group, Ltd.).

     JONATHAN D. (JODY) SHAPIRO joined the Company as its President and Chief Operating Officer in October of 1993, and became a Director in November 1993 and Chief Executive Officer in December, 1994. Mr. Shapiro previously served in various executive capacities including, RHI Entertainment, Inc. where he was Executive Vice President U.S. Sales and President of RHI Television Sales (formerly New Line Television Distribution). Prior to that he was Executive Vice President Telecommunications Division at Quintex Entertainment, Inc. and President of Hal Roach Studios Syndication. Mr. Shapiro served in numerous positions at Telepictures Corporation in New York including, Senior Vice President Domestic Division.

     ABBEY J. BUTLER became a Director of the Company June 1, 1993. Mr. Butler has been a director of National Intergroup, Inc. since 1990. Mr. Butler is the Co-Chairman of the Board and Co-Chief Executive Officer of National Intergroup, Inc. and FoxMeyer Health Corporation since March 1991. Mr. Butler was appointed Co-Chief Executive Officer of National Intergroup, Inc. in October 1991 and became Co-Chief Executive Officer of FoxMeyer Health Corporation in May 1993. Since November 1991, he also served as Co-Chairman of the Board of Ben Franklin Retail Stores, Inc. Mr. Butler has also been the President and a director of C.B. Equities Corp., a private investment company, since 1982. Mr. Butler presently serves as a director and a member of the Executive Committee of FWB Bancorporation, the holding company of FWB Bank of Maryland, a trustee of The American University, a director of the Starlight Foundation, a charitable organization, and is a member of the advisory boards of the Pediatric AIDS Foundation and the National Center for Survivors of Child Abuse. Mr. Butler was appointed by President Bush to serve on the President's Advisory Committee on the Arts and he now serves as a member of the Executive Committee of the National Committee for the Performing Arts, John. F. Kennedy Center, Washington, D.C.

     SUMNER ADAM LONG has been a director of the Company since June 1983. Mr. Long has been the President of both L.Q.M. Associates Corp. and L.Q.M. Associates, Inc., and their predecessor companies which are engaged in the ship brokerage business for over 40 years and currently directs the tanker broker activities of Shipping Financial Services Corp. He is a graduate of the United States Merchant Marine Academy and the Massachusetts Institute of Technology.

     MICHAEL JAY SOLOMON became a Director of the Company in March, 1994. Mr. Solomon's diverse background in entertainment began with executive positions at United Artists and MCA. In 1978, he founded Telepictures Corporation, which under his leadership as Chairman and Chief Executive Officer became the largest television syndication company in the United States. In 1985, Telepictures merged with Lorimar and Mr. Solomon became the new company's President as well as a member of its Board of Directors. From 1989 to 1994, Mr. Solomon served as President of Warner Brothers International Television where he headed up the company's sales and marketing to television cable and satellite companies outside the U.S. Following his tenure at Warner Brothers, he launched Solomon International Enterprises, his global entertainment, telecommunications company focusing on emerging opportunities in Latin America, Europe, Asia and the Middle East.

     STANTON RUTLEDGE joined the Company in November 1992, as Vice President, Executive Producer. He became an Executive Vice President in February 1994. He comes to the Company from American Film Technologies, Inc. where he was employed from 1986 as Vice President, Executive Producer. From 1981 to 1986 he was with E.F. Hutton and Co.

     STEPHEN S. STRICK joined the Company in August 1994, as its Senior Vice President of Corporate and Business Affairs and Secretary. Prior to joining the Company, Mr. Strick was an entertainment lawyer, motion picture and television executive and film producer. From 1982 through 1989, Mr. Strick was a key executive of Dino De Laurentis Corporation and De Laurentis Entertainment
Group where he was primarily involved in motion picture and television production, financing and distribution. From 1977 to 1980, Mr. Strick practiced law at the law firm Loeb and Loeb. He also held executive positions at Home Box Office and United Artists Corporation. Mr. Strick is a member of the Academy of Motion Picture Arts and Sciences and was appointed an American Arbitration Association Arbitrator in 1984. He is a graduate of Stanford University (AB 1971) and the University of California (Juris Doctor) in 1974.

     WILLIAM R. KOWALCHUK joined the Company in February 1994, as President of Computoons, Inc. and Vice President of the Company. Prior to joining the Company, Mr. Kowalchuk served as Executive Vice President and Chief Executive Officer of Tundra Entertainment Limited, a company in British Columbia, which he continues to control and serve as an officer and director. In 1991, Mr. Kowalchuk was employed by Pixibox S.A. of Paris, France, one of the world's leading computer animation companies, to handle their North American Business. From 1989 to 1991, he was president of the U.S. division of the company that introduced Smurfs to the United States. From 1986 to 1988 Mr. Kowalchuk produced and directed the highly acclaimed PBS series "Travelin' Gourmet". He also worked in various production capacities at Walt Disney Studios, Hanna Barbera and Paramount Pictures. In March, 1995, Mr. Kowalchuk resigned from all positions with the Company.

     JACK NORTON joined the Company in 1991, as Director of Software Development. He was instrumental in developing the digital colorization and animation systems. Prior to January 1991, he worked as a consultant for Showscan Corporation on development of their computer graphics based motion control system. Mr. Norton has over 16 years experience managing numerous product developments ranging from military to entertainment applications.

     LARRY H. WONG joined the Company in February 1989, as its Finance Manager. He became the Company's Controller in July 1990, and Acting Chief Financial Officer in November 1991 and Vice President in October 1993. Prior to February 1989, he worked as a consultant for the Company. From 1984 through 1988 he was an Assistant Vice President at Ticor Mortgage Insurance Company. In April, 1995, Mr. Wong resigned from all positions with the Company.


     ROB WORD joined the Company in January 1994, as President of CST Featurizations, Inc. and Vice President and subsequently, Senior Vice President of the Company. Mr. Word's previous executive positions include, Senior Vice President, Creative Development at I.T.C; Senior Vice President Marketing at Quintex Entertainment, Inc. and Senior Vice President, Production and Marketing at Hal Roach Studios: Director of Marketing at Orion Entertainment. He received an Emmy nomination as writer/producer of "An Ozzie and Harriet Christmas," produced and wrote the pilots to "Paradise Beach" for New World Productions and "The Action Pack Network" for MCA. Other credits include: "The Laurel and Hardy Show," "T and T," A & E's "Biography," "The Adventures of William Tell" and "Outlaws of the Movies." Mr. Word is also the producer and one of the founding fathers of the annual Golden Boot Awards, which honors western film stars and benefits the Motion Picture and Television Fund.

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid by the Company for services rendered during the year ended June 30, 1993, 1994, and 1995, to the (i) Chief Executive Officer and (ii) the four most highly compensated executive officers of the Company.



     Name and                                                   Long Term
     Principal                                                Compensation &         All
     Position                     Year(1)     Salary         Stock Options(2)        Other
     --------                     -------     ------         ----------------        -----
     Jonathan D. Shapiro           1995      $270,000           300,000(4)           $6,000(6)
      President and Chief          1994      $197,308           400,000(5)           $6,000(6)
      Executive Officer            1993         N/A                N/A                 N/A
      and Director(3)

     Gerald Shefsky                1995      $0(7)              300,000(8)             -0-
      Chairman of the              1994      $0(7)                  0                  -0-
      Board & Chief                1993      $ 34,904(7)         50,000(9)             -0-
      Executive Officer (3)

     Stanton Rutledge              1995      $165,000            50,000(10)          $6,400(6)
      Executive                    1994      $123,878              -0-               $6,000(6)
      Vice President               1993        62,278           150,000(11)          $5,600(6)

                                       5

     Rob Word                      1995       $150,000           75,000(12)          $6,000(6)
      Senior Vice President        1994       $ 61,038          125,000(13)          $3,000(6)
      and President of CST         1993          N/A               N/A                  N/A
      Featurizaitons, Inc.

     Stephen Strick                1995       $112,741          120,000(14)          $5,500(6)
      Senior Vice President        1994          N/A               N/A                 N/A
                                   1993          N/A               N/A                 N/A

     Jack Norton                   1995       $102,981           40,000(15)          $5,500(6)
      Vice President of            1994       $ 85,711              600(16)            -0-
      Engineering and              1993       $ 85,000           50,000(17)            -0-
      Development


     All other executive officers of the company received less than $100,000 in cash compensation for services rendered in the fiscal year ended June 30, 1995.

     (1)  No cash bonuses were paid in the years presented.

     (2) The Long Term Compensation Plans operated by the Company are the Company's Employee Stock Option Plans, its Warrant Plan for directors, and a 401(K) plan. The Company instituted the 401(K) Plan during fiscal year 1995, covering substantially all eligible employees. The Company is not obligated to contribute to the Plan, and did not make any contributions in the fiscal year ended 1995.

     (3) In December 1994, Gerald Shefsky relinquished his position as CEO and Jonathan D. Shapiro was elected as CEO by the Board of Directors.

     (4) These Options were granted to Mr. Shapiro December 12, 1994, at an exercise price of $0.94 per share.

     (5) These options were granted to Mr. Shapiro September 8, 1993 at an exercise price of $2.00 per share.

     (6) This amount reflects the officers' $500 monthly car allowance and/or $200 monthly phone allowance.

     (7) Mr. Shefsky was not directly employed by the Company during fiscal 1992. The Company contracted for Mr. Shefsky's full time services with Canequity Investments, Inc., a Canadian corporation. This agreement was terminated in September 1992. Since then, the Company and Mr. Shefsky have not entered into an employment arrangement. Due to the Company's financial performance, Mr. Shefsky has opted to waive his compensation. The Company has provided Mr. Shefsky with an apartment and an automobile in Los Angeles since 1991. The annual rent for the apartment is $38,400 while the annual lease payments for the automobile total $7,156. In December, 1994, Mr. Shefsky relinquished his position as CEO and relocated back to Canada.

     (8) In December 1994, the Company granted warrants to purchase 300,000 shares of the Company's common stock at an exercise price of $0.94 per share.

     (9) In May 1993, the Company granted warrants to purchase 50,000 shares of the Company's common stock to each of its Directors at an exercise price of $2.38 per share.


     (10) These options were granted to Mr. Rutlege during fiscal 1995 at an exercise price of $0.94 per share.


     (11) These options were granted to Mr. Rutledge December 12, 1992 at an exercise price of $2.00 per share.


     (12) The options were granted to Mr. Word July 1, 1995 effective June 1, 1995, at an exercise price of $1.00 per share.


     (13) These options were granted to Mr. Word January 3, 1994 at an exercise price of $2.31 per share.


     (14) 60,000 of these options were granted to Mr. Strick in August, 1994 at an exercise price of $1.00 per share and 60,000 options were granted July 1, 1995 effective June 1, 1995 at an exercise price of $1.00 per share.


     (15) These options were granted to Mr. Norton December 12, 1994, at an exercise price of $0.94 per share.


     (16) These options were granted to Mr. Norton in December, 1993, at an exercise price of $2.63 per share.


     (17) These options were granted to Mr. Norton in January, 1993 at an exercise price of $2.13 per share.

EMPLOYMENT AGREEMENTS:

     In September 1993, the Company entered into a written employment agreement with Mr. Jonathan D. Shapiro, which provides for annual salary compensation of $150,000, annual guaranteed commissions of $120,000 and annual car allowance of $6,000. Mr. Shapiro may earn additional commissions of 3% on sales of the Company's library products and 1% of coloring service sales in excess of $120,000. The employment agreement expires in September 1996. The Company and Mr. Shapiro are currently negotiating a two-year extension.

     In December 1992, the Company entered into a written employment agreement with Mr. Stanton Rutledge, which provides for annual salary compensation of $100,000 (increased to $115,000 and $165,000 in February and December, 1994, respectively) commission of 1% on gross receipts generated in excess of 10,000,000 and annual car allowance of $6,000. The employment agreement was renewed in October 1995 for an additional two (2) year period.

     In August 1994, the Company entered into a written employment agreement with Mr. Stephen Strick, which provides for annual compensation of $125,000 and an annual car allowance of $6,000. Mr. Strick's employment with the Company expires in August, 1997.

     In January 1994, the Company entered into a written employment agreement with Mr. Robert Word, which provides for annual salary compensation of $90,000, guaranteed annual commission of $60,000 and annual car allowance of $6,000. Mr. Word may also earn commission of between 1% and 3% on productions developed for the Company. The employment agreement expires in December 1996.



                                  STOCK OPTIONS

     The Company previously adopted, and the shareholders approved, three Stock Option Plans which permit the Company to grant qualified and non-qualified stock options to employees. The stock option plans cover up to 3,893,030 shares of the Company's common stock. Each plan has a duration of 10 years. Accordingly, the 1985 plan is scheduled to terminate in 1995, the 1986 plan is scheduled to terminate in 1996 and the 1990 plan is scheduled to terminate in 2000. The plans are administered by the Remuneration Committee, who are outside members of the Company's Board of Directors. The exercise price in each instance is 100% of the fair market value of the Company's common stock on the date of grant.
All outstanding options have ten-year terms, vest at rates and amounts as the Remuneration Committee deems appropriate from time to time, are exercisable in increments of 100 shares, once vested, and terminate 30 to 90 days following termination of employment, or one year following the death of a grantee, provided that he or she is employed by the Company at the time of death.

     The shares of the Company's common stock to be purchased upon the exercise of options have been registered with the Securities and Exchange Commission. Options granted are personal in nature and cannot be sold or transferred, except to spouses upon death of the grantee or valid marital dissolution orders or decrees.

     If any options were granted, these amounts would represent certain assumed rates of appreciation only. Actual gains, if any, on stock options exercised and common stock holdings are dependent on the future performance of their common stock and overall stock market conditions.

                                 STOCK WARRANTS

     The Company previously adopted a warrant plan pursuant to which warrants to purchase the Company's common stock may be granted to members of the Company's Board of Directors. The warrant plan does not have a specific minimum or maximum limitation. Warrants may be issued to the Board members at the discretion of the Remuneration Committee and the Board.

Generally, the warrants terminate upon the third anniversary of issuance. The exercise price in each instance is 100% of the fair market value of the Company's common stock on the date of grant. The warrants vest at rates and amounts as the Remuneration Committee deems appropriate from time to time and are exercisable in increments of 100 shares once vested.

The warrants do not terminate through a Director's failure to continue as a member of the Board. Warrants granted are personal in nature and cannot be sold or transferred, except to spouses upon death of the grantee or upon valid marital dissolution orders or decrees.

STOCK OPTION AND/OR STOCK WARRANTS GRANTED DURING FISCAL 1995

     The table below sets forth certain information regarding grants of options and/or warrants during the fiscal year ended June 30, 1995, to the executive officers named in the Summary Compensation Table above. No stock appreciation rights were granted during fiscal 1995, 1994 or 1993.

                                        % of                                              Potential Realizable
                                        Total Options/                                    Value at Assumed
                                        Warrants                                          Annual Rates of
                         Options/       Granted to         Exercise                       Stock Price
                         Warrants       Employees in       Price          Expiration      Appreciation
Name                     Granted        Fiscal Year        Per Share      Date            For Option Term(1)
----                     -------        -----------        ---------      ----            ---------------
                                                                                          5%         10%
                                                                                          ---        ---
Jonathan D. Shapiro       300,000            25%            $0.94          12/2004        $177,000   $449,000

Gerald Shefsky            300,000            25%            $0.94          12/1997        $177,000   $449,000

Stanton Rutledge           50,000             4%            $0.94          12/2004        $ 30,000   $ 75,000

Rob Word                   75,000             6%            $1.00           6/2005        $ 47,000   $120,000

Stephen Strick            120,000            10%            $1.00           8/2004(2)     $ 75,000   $191,000
                                                                            6/2005(2)

Jack Norton                40,000             3%            $0.94          12/2004        $ 25,000   $ 64,000


     (1) Potential realizable value is determined by taking the initial dollar value per share and applying the stated annual appreciation rate compounded annually for the term of the options (10 years), subtracting the applicable exercise price per share at the end of the period and multiplying the remaining number by the number of options or warrants granted. Actual gains, if any, on stock option or transfer exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

     (2) 60,000 of these options were granted to Mr. Strick in August, 1994, at an exercise price of $1.00 per share and 60,000 options were granted July 1, 1995, effective June 1, 1995 at an exercise price of $1.00 per share.

AGGREGATED OPTION AND/OR WARRANT EXERCISES IN FISCAL YEAR 1995 AND FISCAL YEAR END OPTION AND WARRANT VALUES


                                                      Number of  Unexercised            Value of Unexercised
                                                      Options Held                      In-the-money Options
                                                      at FY End                         at FY End ($)(1)
                         Shares                       ---------------------------------------------------------------
                         Acquired on     Value
Name                     Exercise(2)     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
----                     --------        --------     -----------     -------------     -----------     -------------
Jonathan D. Shapiro        -0-             -0-          133,333          566,667            -0-              -0-

Gerald Shefsky             -0-             -0-        1,150,000            -0-              -0-              -0-

Stanton Rutledge           -0-             -0-          100,000          100,000            -0-              -0-

Rob Word                   -0-             -0-           41,666          158,334            -0-              -0-

Stephen Strick             -0-             -0-            -0-            120,000            -0-              -0-

Jack Norton                -0-             -0-           43,533           57,067            -0-              -0-


     (1) This value is the difference between the closing price of the Company's common stock on June 30, 1995, and the exercise price of options and/or warrants multiplied by the number of shares subject to the options or warrants.

     (2) During fiscal 1995, no executive officers named in the summary compensation table above exercised any options or warrants.

                             COMPARATIVE PERFORMANCE

     The comparative stock performance graph shown below compares the yearly change in cumulative value of the Company's common stock with certain Index values for the five year period ended June 30, 1995. The graph sets the beginning value of the Company's common stock and the Indexes at $100. All calculations assume reinvestment of dividends.


----------------------------------------------------------------------
Your Company Name:  CST Entertainment, Inc.
                    -------------------------

          Graph Plot Points:

          1990        100               1993        123.53
          1991        158.82            1994         64.71
          1992        111.76            1995         50.00
----------------------------------------------------------------------
Stock Index:  S & P 500
              -------------------------------

          Graph Plot Points:

          1990        100               1993        138.40
          1991        107.40            1994        140.35
          1992        121.80            1995        176.84
----------------------------------------------------------------------
Peer Group Index:  Entertainment
                   --------------------------

          Graph Plot Points:

          1990        100               1993        139.61
          1991         97.01            1994        146.56
          1992        119.96            1995        182.11
----------------------------------------------------------------------

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                  OFFICERS AND DIRECTORS AS OF DECEMBER 1, 1995


     The following table sets forth as of December 1, 1995, certain information regarding the beneficial ownership of Common Stock owned by (i) each stockholder known to the Company to be the beneficial owner of more than 5% of the Common Stock (ii) each director of the Company, (iii) each nominee director, (iv) certain executive officers, and (v) all officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.


Name and Address                        Number of Shares              Percent
of Beneficial Owner                     Beneficially Owned(1)         of Class
-------------------                     ---------------------         --------

Merrill Lynch Phoenix Fund              2,525,000 (2)                 9.3%
800 Scudders Mill Road
Plainsboro, NJ  08536

M&A Investments, Inc.                   1,787,670 (4)                 6.6%
1220 Senlac Drive
Carrollton, Texas  75006

Gerald Shefsky                          1,150,000 (3)                 4.1%
5901 Green Valley Circle, Ste. 400
Culver City, California  90230

Abbey J. Butler                           600,000 (4)                 2.3%
207 Dune Road
West Hampton Beach, New York  11978

Jonathan D. (Jody) Shapiro                369,092 (4)                 1.3%
5901 Green Valley Circle, Ste. 400
Culver City, CA  90230

Michael Jay Solomon                       210,000 (4)                  *
440 N. Rodeo Drive
Penthouse Suite
Beverly Hills, CA  90210

Stanton Rutledge                          166,967 (4)                  *
5901 Green Valley Circle, Ste. 400
Culver City, CA  90230

Sumner Adam Long                          125,000 (3)                  *
3 Park Avenue, 38th Floor
New York, New York  10016

Rob Word                                   84,132 (4)                  *
5901 Green Valley Circle, Ste. 400
Culver City, CA  90230

Jack Norton                                75,018 (4)                  *
5901 Green Valley Circle , Ste. 400
Culver City, CA 90230

Stephen Strick                             20,000 (3)                  *
5901 Green Valley Circle Ste. 400
Culver City, CA  90230

Directors and Officers                  2,800,209 (5)                 9.5%
as a group (9 persons)

*  signifies less than one percent (1%)

     (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such persons have the right to acquire within 60 days after such date.

     (2)  Consists entirely of shares owned.

     (3)  Consists entirely of options or warrants to purchase shares.

     (4) Consists of both shares owned and options and/or warrants to purchase shares.

     (5) Includes an aggregate 2,385,399 shares that such officers and directors have the right to acquire pursuant to stock options and warrants granted by the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 28, 1993, the Company issued a loan to the President, Mr. Jonathan D. (Jody) Shapiro in the amount of $50,000 at an interest rate of 4%. Principal and interest was due April 30, 1994. $35,000 of the loan was paid down. Payoff of the $15,000 balance and interest was extended to December 31, 1995.

     On February 18, 1994, the Company issued a loan to the President, Mr. Jonathan D. (Jody) Shapiro in the amount of $100,000 at an interest rate of 5.3%. Principal and interest is due the earlier of : (i) February 18, 1997,
(ii) within 10 days from the date Mr. Shapiro exercises options granted him, or
(iii) six months after the date Mr. Shapiro is no longer employed by the Company. The loan is secured by a second trust deed on Mr. Shapiro's residence.


     On June 30, 1994, the Company issued a loan to the Chairman, Mr. Gerald Shefsky in the amount of $67,263 at an interest rate of 5.3%. Principal and interest is due the earlier of: (i) June 30, 1997, (ii) within 10 days from the date Mr. Shefsky exercises options granted him or, (iii) six months after the date Mr. Shefsky is no longer employed by the Company.


     In July, 1995, Mr. Jonathan D. (Jody) Shapiro issued a short-term loan to the Company for $100,000 at an interest rate of 10.25%. Principal and interest is due on demand, subject to certain terms and conditions. The loan is secured by certain fixed assets of the Company. In November, 1995, the Company repaid the principal and accrued interest due to Mr. Shapiro.


     In July 1995, the Company obtained short-term financing from M&A Investments, Inc. of $500,000 and issued to M&A a note bearing interest at 12.50% and the principal and accrued interest are due November 1, 1995. The note is convertible at the option of the creditor into shares of the Company's common stock. The Company also issued 750,000 warrants to the creditor. The warrants are exercisable at $0.65 per share. The exercise price will be reduced to $0.50 per share if the note payable is not repaid in full by November 1, 1995. The note is secured by certain fixed assets of the Company. In November 1995, $250,000 of the note was converted into 500,000 shares of the Company's common stock. The maturity date of the remaining $250,000 of the note and applicable accrued interest was extended to February 1, 1996. If the note is not repaid in full by February 1, 1996, the options are convertible at $0.50 per share.

                                     ITEM 1

                         ELECTION OF BOARD OF DIRECTORS


     The Company's Board of Directors is composed of an uneven number of members not to be less than five (5) nor more than nine (9). The Board has nominated five (5) persons to be elected as directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified or until their earlier resignation or removal. The proxy holders intend to vote the proxy shares in favor of the election to the Board of Directors of each of the five (5) nominees listed below, unless authority to vote for any or all of the nominees is withheld. Each director will be elected to hold office until the next annual meeting of shareholders and until a successor shall be duly elected and shall qualify. In the event that any of the nominees is unable to serve (which is not anticipated), the proxy holders will cast votes for the remaining nominees and for such other persons as they may select.

NOMINEES

     The following table provides certain information as of December 1, 1995, for each person nominated for election as a director of the Company.

Director                    Principal Occupation
Name                  Age   and Directorships                         Since
----                  ---   -----------------                         -----

Gerald Shefsky        62    Chairman of the Board                     1981
                            Director, FoxMeyer Canada

Abbey J. Butler       58    Director of the Company                   1993
                            Co-Chairman and Co-Chief
                            Executive Officer of National
                            Intergroup, Corp., FoxMeyer Corp.
                            and Ben Franklin Retail Stores
                            President and Director, C.B. Equities
                            Capital Corp;
                            Director, FWB Bancorporation;
                            Director, Starlight Foundation;
                            Trustee, The American University;
                            Member of the advisory boards of the
                            Pediatric AIDS Foundation and the
                            National Center for Survivors of Child
                            Abuse

Sumner A. Long        74    Director of the Company;                  1983
                            President of L.Q.M.
                            Associates Corp and
                            L.Q.M. Associates, Inc.;
                            Managing Director,
                            Shipping Financial Services Corp.

Jonathan D. Shapiro   40    Director, President and                   1993
                            Chief Executive Officer
                            of the Company

Michael J. Solomon    57    Director of the Company                   1994
                            Chairman and Chief Executive Officer,
                            Solomon International Enterprises;
                            Director, Cinar Films;
                            Director, International Counsel of the
                            National Association of Television Arts
                            and Sciences;
                            Director, New York University College of
                            Business and Public Administration
                            (Stern School of Business)


DIRECTORS' MEETINGS AND COMPENSATION

     The Board of Directors met or acted by unanimous written consent seven times during fiscal 1995. The work of the Company's Board is not performed only at meetings of the Board or its committees, but also in consideration of Company matters and documents, and in numerous communications among Board and Committee members and others wholly apart from meetings. The Board of Directors has assigned certain responsibilities to committees. The Board has a standing Audit Committee and Stock Option/Remuneration Committee.

     AUDIT COMMITTEE. The Audit Committee recommends the appointment of the independent public accountants, reviews the scope of the audits recommended by the independent public accountants, reviews internal audit reports on various aspects of corporate operations, and consults with the independent public accountants on a periodic basis on matters relating to internal financial controls and procedures. The current members of the Audit Committee are Mr. Shefsky, Mr. Butler and Mr. Long. The Audit Committee consulted with the Board and each other several times during fiscal 1995.

     STOCK OPTION/REMUNERATION COMMITTEE. The Stock Option/Remuneration Committee reviews and approves the compensation of employees, reviews management proposals relating to incentive compensation plans, and administers compensation plans presently in effect. The Stock Option/Remuneration Committee is currently composed of Mr. Long, Mr. Butler and Mr. Solomon. The Stock Option/Remuneration Committee consulted with the Board and each other various times during fiscal 1995.

FEES FOR BOARD AND COMMITTEE SERVICE.

     Directors who are compensated as full-time employees of the Company receive no additional cash compensation for service on the Board of Directors or its committees. Directors who are not full time employees of the Company do not receive any cash compensation for such service. However, such outside directors are reimbursed for reasonable expenses associated with attendance of Board or Committee meetings and are eligible to receive warrants to purchase common stock in the Company under the Warrant Plan described below.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                THE ELECTION OF THE ABOVE LISTED NOMINEES TO THE
                          COMPANY'S BOARD OF DIRECTORS

                                     ITEM 2

                          RATIFICATION OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of BDO Seidman as independent auditors to examine the records of the Company for the fiscal year ending June 30, 1996. BDO Seidman has been the Company's independent auditors since 1991. Representatives from BDO Seidman will be present at the Annual Shareholders' Meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                           RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS.

                                     ITEM 3

                        AMENDMENT TO 1990 STOCK OPTION PLAN

                           PROPOSED AMENDMENT TO THE PLAN


     The Board of Directors has authorized an amendment to the Company's 1990 Stock Option Plan (the "Plan") by increasing the maximum aggregate gate number of shares of Common Stock which may be optioned and sold under the Plan from 2,400,000 to 4,400,000 shares of Common Stock. The proposed amendment does not amend the provision in the Plan that limits the maximum aggregate number of shares of Common Stock which may be optioned and sold under the Plan to 20% of all of the issued and outstanding shares of Common Stock.

                              DESCRIPTION OF THE PLAN

     The Plan was adopted by the stockholders of the Company effective as of December 15, 1989. The Plan provides for the granting of incentive stock options ("Incentive Stock Options") designed to qualify under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and non-incentive stock options ("Non-Incentive Stock Options") which do not qualify for such favorable tax treatment under the code, as more fully described below. Under the Plan, the maximum aggregate number of shares of Common Stock which may be optioned and sold shall be the lesser of 2,400,000 shares of Common Stock or 20% of all of the issued and outstanding shares of Common Stock, including the shares of Common Stock involved in the exercised portion of options and excluding the shares of Common Stock involved in any canceled, terminated or expired options.

     The Plan is administered by the Remuneration Committee, which consists of at least three disinterested directors appointed by the Board of Directors of the Company. Subject to the provisions of the Plan, the Board of Directors or the Remuneration Committee shall have sole authority to determine the fair market value of the shares covered by each option, to determine the employees to whom and at what time options shall be granted and the number of shares to be represented by each option, to interpret the Plan, to prescribe rules and regulations relating to the Plan, to determine the terms and provisions of each option granted under the Plan, and to accelerate any exercise date of any option.

     No member of the Board of Directors or the Remuneration Committee shall be liable for any action or determination made with respect to the Plan or any option granted under it, except for willful bad faith or deliberate fraud resulting in direct financial benefit to such Board or Remuneration Committee member, and any liability shall be limited to the amount of such benefit.

     All employees and directors of the Company are eligible to receive options under the Plan. Options are granted to employees and directors as the Remuneration Committee may determine from time to time, except that no option may be granted under the Plan after December 15, 1999. The term of each option granted under the Plan is specified in each option agreement between the Company and the employee or director, but in no event will such term be greater than 10 years from the date of the grant thereof.

     The exercise price of each share of Common Stock is to be issued pursuant to any Incentive Stock Option granted under the Plan is determined by the Board of Directors of the Company or the Remuneration Committee, and in each instance shall not be less than the fair market value of a share of Common Stock at the time the option is granted. The reported closing price of the Common Stock on December 1, 1995 was $0.75 per share.

     In the case of any Incentive Stock Options, the aggregate fair market value (determined as of the time the option is granted) of the shares of Common Stock for which any employee of the Company may be granted Incentive Stock Options in any calendar year (under all option plans of the Company and its subsidiary corporations which are includable within the limit provided at
Section 422A(d) of the Code) and which are exercisable for the first time in any one calendar year shall not exceed $100,000. No employee of the Company is eligible to receive any options which, if exercised, would result in his or her holding beneficial or of record ownership of more than 10% of the outstanding voting stock of the Company.

     Unless otherwise provided in the terms of an option agreement, an option may be exercised by an employee only while he or she is an employee of the Company or within three months thereafter and he or she has maintained continuous status as an employee since the date of the grant of the option to a date within three months of the date of exercise; except that if the employee's continuous employment is terminated by reason of his or her death or disability, then to the extent that the employee would have been entitled to exercise the option immediately prior to his or her death or disability, such option of the deceased or disabled employee may be exercised within one year from the date of the death or disability of the employee, unless such option would sooner expire.

     An option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. An option may be exercised during the lifetime of the optionee only by such optionee.

     The Company is not obligated to file any registration statement, or to cause any registration statement once filed to become or to remain effective, as to the shares subject to the options granted under the Plan.

     If the shares of Common Stock as a whole are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the Plan, and in the number, kinds, and per share exercise price of shares subject to the Plan, and in the number, kinds, and per share exercise price of shares subject to unexercised options or portions thereof granted prior to any change. Any such adjustment in an outstanding option, however, shall be made without a change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share covered by the option.

     Upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of all or substantially all of the property of the Company to another corporation, the Plan shall terminate unless provision is made in connection with such transaction for the assumption of the Plan. Options theretofore granted shall be assumed by the successor corporation, with substitution for such options of new options of the successor employer corporation, with appropriate adjustment of the number and kind of shares and the per share exercise prices.

     Upon the dissolution or liquidation of the Company, the Plan and the options issued thereunder shall terminate.

     The Board of Directors, without further approval of the stockholders of the Company, may amend the Plan at any time, except that no amendment shall be effective without the approval of a majority of the outstanding shares of Common Stock where such amendment (i) increases the maximum number of shares for which options may be granted under the Plan (except with respect to adjustments upon changes in capitalization), (ii) changes the administration of the Plan or the standards of eligibility prescribed by the Plan, (iii) changes the minimum option price, or (iv) increases the maximum term of an option granted pursuant to the Plan.

     The Board of Directors, without further approval of the stockholders of the Company, may at any time terminate or suspend the Plan. Any such termination or suspension of the Plan shall not affect options already granted and such options shall remain in full force and effect. An option may also be terminated by agreement between an optionee and the Company and, in lieu of the terminated option, a new option may be granted with an exercise price which may be higher or lower than the exercise price of the terminated option.

                 FEDERAL INCOME TAX CONSEQUENCES OF ISSUANCE
                          AND EXERCISE OF OPTIONS

     The following discussion and the Federal Income tax consequences of the granting and exercise of options under the Plan and the sale of Common Stock acquired as a result thereof, is based on an analysis of the Code, as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences depending upon the jurisdiction in which he or she works and/or resides.

     Ordinary income will be recognized by an optionee at the time a Non-Incentive Stock Option, is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. This ordinary income will also constitute wages subject to the withholding of income tax and the Company will be required to make appropriate arrangements to insure that the amount of the tax required to be withheld is available for payment.

     Capital gain or loss on a subsequent sale or other disposition of the shares of Common Stock acquired upon exercise of an Non-Incentive Stock Option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price of an option and the amount included in income with respect to the option.

     The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his or her Non-Incentive Stock Option, subject to the usual rules as to reasonableness of compensation and provided that suitable arrangements are made to collect and pay applicable withholding tax from the optionee.

     In general, neither the grant nor the exercise of an Incentive Stock Option will result in taxable income to an optionee or a deduction to the Company.

     The sale of the shares of Common Stock received pursuant to the exercise of an Incentive Stock Option, which satisfies the holding period rules, will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon the exercise of an Incentive Stock Option, an optionee must neither dispose of the shares within two years after the option is granted nor within one year of the exercise of the option. In addition, an optionee generally must be an employee of the Company at all times between the date of grant and the date three months before exercise of the option.

     If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an Incentive Stock Option that is equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise minus the exercise price or
(ii) the amount realized on the disposition minus the exercise price, will be treated as ordinary income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.

     An Incentive Stock Option is treated as a Non-Incentive Stock Option for purposes of the alternative minimum tax.

                      OPTIONS RECEIVED OR TO BE RECEIVED
                               UNDER THE PLAN

     The following persons have received or are to receive options under the Plan to purchase the number of shares of Common Stock listed below:

         NAME AND PRINCIPAL POSITION                    STOCK OPTIONS
         ---------------------------                    -------------
     Jonathan D. Shapiro, President and                     700,000
     Chief Executive Officer

     Stanton Rutledge, Executive Vice President             200,000
     and Chief Operating Officer

     Rob Word, Senior Vice President                        200,000

     Stephen Strick, Senior Vice President                  120,000

     Jack Norton, Vice President of Engineering              40,600
     and Development

     Executive Officer Group                              1,260,000

     Non-Executive Officer Group                            500,000

     Gerald Shefksy                                         500,000

     Abbey J. Butler                                          -0-

     Sumner A. Long                                           -0-

     Michael J. Solomon                                       -0-

     Non-Executive Officer Employee Group                   357,300

     A majority of the votes properly cast at the meeting is required for adoption of the amendment to the Plan described above.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                  FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO
                       THE COMPANY'S 1990 STOCK OPTION PLAN

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the following year's annual meeting must be received by the Company at its principal executive offices no later than June 15, 1996.

                          ANNUAL REPORT ON FORM 10-K

     Upon the written request of any shareholder, the Company will provide, without charge, a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended June 30, 1995. This request should be directed to Investor Relations, CST Entertainment, Inc., 5901 Green Valley Circle, Suite 400 Culver City, California 90230.

                                 OTHER MATTERS

     The entire cost of soliciting proxies for the Annual Meeting of Shareholders will be borne by the Company. Solicitations of proxies may be made through personal calls upon, or telephonic or telegraphic communications with shareholders or their representatives by officers and other employees of the Company, none of whom will receive any additional compensation for such efforts. The Board of Directors does not know of any matter, other than those mentioned above, that may be presented for action at the Annual Meeting of Shareholders.

     If any other matters or any proposals should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matters and upon such proposals in accordance with their best judgment, if the accompanying proxy so directs or if no withholding of authority is indicated.

     A list of such shareholders will be available for examination at the offices of the Company located at 5901 Green Valley Circle, Suite 400, Culver City, California 90230, on and after December 22, 1995.

     The annual report to shareholders for fiscal year ended June 30, 1995, is being mailed with this Proxy Statement to shareholders of record for the meeting.


                                       By Order of The Board of Directors



                                       STEPHEN S. STRICK,
                                       Secretary


Culver City, California
December 8, 1995